UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	April 30, 2014

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 30, 2014, AmTrust Financial Services, Inc. (the “Company”) entered into a Waiver and Amendment No. 3 (“Amendment”) to its Credit Agreement dated August 10, 2012 (as amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Associated Bank, National Association and Lloyds Securities Inc., as Co-Documentation Agents, and the various lending institutions party thereto. The Amendment modifies certain defined terms and the restrictive covenant related to investments to permit the Company to make majority investments in entities so long as they become subsidiaries, modifies the financial covenant governing the required level of “total adjusted capital” to be maintained by the Company’s insurance company subsidiaries, and provides for a waiver of the restrictive covenant related to investments to allow an investment by a subsidiary of the Borrower that was not permitted by the Credit Agreement prior to the Amendment.

Certain of the lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Waiver and Amendment No. 3, dated April 30, 2014, to the Credit Agreement, dated August 10, 2012, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various lending institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	May 5, 2014

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary